                                               EXHIBIT 99.1

2011 2nd Quarter Earnings Webcast Presentation
July 28, 2011 1:00 P.M (EDT)                                                                                                                                 - Prepared Remarks/Q&A Text
________________________________________________________________________________________________________________________________

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator:

Good afternoon everyone, and welcome to National Penn Bancshares Second Quarter 2011 Earnings Conference Call and Webcast. Please note this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K. National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our second quarter 2011 earnings webcast conference call today. I'm joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer, who both will be providing their comments during this presentation. I'm very pleased to report the positive financial results for the second quarter, as well as the accomplishment of our strategic initiatives within the quarter that allowed National Penn to significantly increase profitability.

In previous calls we have stated that this management team is focused on enhancing shareholder value and we believe we have made significant progress in the second quarter and year-to-date 2011 to evidence this strategic accomplishment. Our continued focus on reducing classified assets helped to support our sixth consecutive quarter of improved asset quality in all categories. Our significant increase in profitability further enhanced our strong capital position, which in turn allowed National Penn to increase our quarterly common stock cash dividend to $0.03, returning capital to our shareholders.

I also have some very timely information to share with everyone on the call today. I'm happy to announce that National Penn Bank and the Office of the Comptroller of Currency, the OCC, have terminated the memorandum of understanding (MOU) and the related individual minimum capital requirements (IMCR). The sense of urgency and heightened level of accountability of our team members at National Penn was, and is, outstanding.

I'm now going to turn the presentation over to Mike and Sandy for more details on our second quarter financial performance. Mike?

Michael J. Hughes, Chief Financial Officer & Group Executive Vice President

Thanks, Scott. We'll begin on slide three. As Scott said we are very pleased with these quarterly results. We think they're indicative of sound fundamentals, as well as improving asset quality. We reported EPS of $0.15 in the quarter versus $0.11 in the first quarter and as you can see there are no reconciling items in the quarter, other than in the first quarter where we have the acceleration of discount related to the TARP repayment.

Moving to slide number four, this increasing trend in earnings is indicative over several quarters and it shows six quarters of improvement and internal generation of capital.

As you can see on slide number five, looking at the ROA [return on assets] of 1.08% in the quarter and the trend line you see there, we think this is very indicative of a very positive trend, but also a strong ROA for this point in the economic cycle. For the first six months of the year the ROA is 98 basis points.

Sandra L. Bodnyk, Chief Risk Officer & Group Executive Vice President

While the efforts to de-risk the balance sheet continue with six quarters of asset quality improvement, we're obviously also very focused on loan growth in this challenging economic environment.

Note on slide six, non-classified loans since the beginning of the year are stable. Our reductions have been in the classified portfolios. Indicative of the economic conditions and deleveraging of our customer’s balance sheets, line usage in the portfolio remains in the low 40% range with good potential for increased borrowings when consumer confidence and corporate investment returns.

On slide seven, another factor mitigating the growth has been our focus to reduce CRE [commercial real estate] exposure, 18% in the last 12 months, reflective of the residential development market conditions.

Net charge-offs on slide eight declined in the quarter consistent with the trend you have seen for several quarters. For the first half of 2011 annualized net charge-offs are less than 1% and are down substantially from the prior quarter as reflected on this slide. The reduction in charge-offs and the decline in classified and non-performing assets has allowed us to reduce our quarterly provision. Delinquency at 0.39% is at its lowest point since 2008. ORE [other real estate] at $8 million* is minimal for a portfolio of this size.

The inflow into classified loans has slowed appreciably in the first half of 2011. I would also like to note that subsequent to quarter-end our largest classified credit with exposure of $16.4 million was repaid.

Michael J. Hughes, Chief Financial Officer & Group Executive Vice President

If you look at slide ten, and although net charge-offs for the quarter were $8 million and the provision $3 million, the reserve levels we have remained very strong.  As they relate to non-performing loans, 188% coverage up from 181% in the first quarter, and looking at that comparison to the peer group at second quarter numbers, substantially higher. Non-performing loans, only 1.41%* of total, down from 1.51% in the first quarter, and again as it relates to peer group, very favorable. So despite a modest reserve release, the reserve obviously remains very strong.

If you look at slide eleven and the strength of the balance sheet, we believe this is a competitive advantage of ours. Our reserve levels and capital levels are very strong as I have said. The dividend increase that Scott mentioned is a small part of our overall capital management strategy. We will continue to evaluate the dividend in 2012 based upon the capital levels and the internal generation of capital. We also, as we said previously, are hopeful that the M&A environment may provide opportunities to leverage the capital base. Looking at the net interest margin on a quarter-to-quarter basis, as you recall, in the first quarter we had about 3 basis points of interest which was collected on non-accruing loans. So, on a comparative basis the margin declines from 3.55% to 3.53%. We said before we’re asset sensitive and we'll benefit in an increasing rate environment, and in an extended period of low interest rates we believe that deposit re-pricing will provide some benefit, but not at the rate we have seen in previous quarters. As we previously said we believe the margin will be in the 3.50% range. We may modestly reposition the balance sheet over the coming quarters.

Non-interest income on slide thirteen, considering in the first quarter we had a mezzanine investment which was exited and had a gain of $1.7 million, the revenue in the quarter is relatively comparable. As it relates to the Durbin amendment, National Penn being under $10 billion may have some benefit of an impact that’s not as current as for others. Our interchange fees aggregate to about $12 million so we have somewhere in the $6 million range at risk, but again we think the fact that we're under $10 billion so we may not see that as quickly.

*Amount corrected.

On the non-interest expense side - and Scott is going to talk little about the some of the hiring we've done in business development positions - expense management is solid, and continues to be solid, considering the additions and transformations we've had in the staffing area. On a comparable basis operating expenses, in the first quarter [we had a] couple of million [dollars] non-recurring, were $54 million in the quarter. The efficiency ratio was 58%. So, again strong fundamental performance, coupled with the improving asset quality and the strength of the balance sheet, position us well.

I'll now turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you. In summary, on slide fifteen, we continue at National Penn to execute and deliver on our strategic plan in 2011. I just want to repeat from my opening statement, the very timely information that we have to share with you and this is that National Penn Bank and the Office of the Comptroller of the Currency, the OCC, have terminated the informal Memorandum of Understanding (MOU) and the related individual minimum capital requirements (IMCR).

We at National Penn are extremely pleased that the strength of our balance sheet and strong earnings trend have allowed us to resolve this matter on an expedited basis. We believe we are well positioned for future opportunities to grow National Penn. And as a result of all the work done by our entire National Penn team in 2010 and year-to-date 2011, we continue to operate as a clean, strong and efficient company with strong fundamentals.

The second half of 2011 and into 2012 will have a focus on capital management strategies, continued reduction in problem loans in all categories, and management of our liquidity position, which will further enhance profitability and strengthen National Penn. We understand clearly that revenue generation and growth are critical to our future success.

In addition to internal promotions, we’ve hired experienced banking professionals and wealth management and insurance professionals, which include two new Regional Presidents, one for our Southern region last year and one currently for our Central region, six new commercial and industrial relationship managers who work out in the field on commercial lending with our customers, two commercial real estate relationship managers, ten regional credit officers, four private banking officers who are also relationship managers interfacing with customers and ten wealth management professionals throughout all of our wealth management areas of the company.

Additionally, we have hired four experienced finance professionals, including just recently a new corporate treasurer.

Every one of these individuals, as well as all of our other professional banking teams, are focused on the customer and growing quality revenue for National Penn. All of this has been accomplished over the past 6 to 12 months and last quarter we started to share with you these additional senior positions we hired to generate more revenue for National Penn.

This is a revenue and profitability focused team and we have a lot of traction so far. The strength of our business model, which includes banking, insurance, investments and trust products and services, is in turn creating a strong focus on our brand awareness and it is working. We will continue to build on National Penn's current position of strength and we will deliver to further enhance shareholder value.

I want to thank everyone for joining us today and we are now going to open the line to the analysts for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from the site of Bob Ramsey with FBR. Go ahead please.

<Q - Bob Ramsey>: Congratulations on getting the MOU resolved; I know that's something you guys have been working hard at for some time. I guess the first question I've got for you, maybe you mentioned on the intro that you are all considering modestly repositioning the balance sheet in coming quarters. What might that look like?

<A - Michael J. Hughes>: I think when you look at the liquidity position we have of $500 million at the FED [Federal Reserve] and as I said, we are asset sensitive so our exposure would be to a continued period of flat rates. I think the repositioning as I said would be modest. It would be taking some of that liquidity somewhere out on the curve, and we will look at some of our longer-term fixed rate liabilities i.e. the Federal Home Loan advances and some of the structured repos. We believe that we have to look at all these things separately and evaluate them in the aggregate. The other thing I'd mention is our trust preferred pools** are swapped. That swap comes off at the end of the year, October, December.

**Statement corrected.

We will evaluate whether we swap that again or go more to a floating rate. So again, it's nothing that I would think is a significant charge, but more things that we have to do to hedge our exposure to a continued period of flat rates.

<Q - Bob Ramsey>: Great. And then can you also talk about - you all mentioned that capital management will certainly one of the focuses going forward. You do have very strong capital ratios, good ROA, improving credit; how are you guys thinking about, maybe given where you are today, what the right capital ratios are and then some of the opportunities on the capital management front?

<A - Michael Hughes>: We've had that question asked before and obviously we think to evaluate the capital levels you also have to look at asset quality and loan loss reserve coverages. And we really don't have a number. I would say at this point in time, when we look at 10.25% tangible, that we believe we have the ability to leverage into an acquisition and put some cash in a transaction. Absolutely we do. And we are very conservative in this economic environment with the capital levels. But we will evaluate that over time as opportunities present themselves.

<A - Scott V. Fainor>: I just want to add to Mike's comment that having the additional capital positions us in a strong position and gives us flexibility. We are disciplined and focused, and I think we are in a better position than many because of our strong capital levels.

<Q - Bob Ramsey>: Okay. And then maybe one last question and I will hop back out. The efficiency looked really good, which you all talked a little bit about in the introductory comments. Sort of as you continue to look forward, how are you thinking about the efficiency ratio and expenses and where do you think, sort of over time, you have the potential to get to?

<A - Michael J. Hughes>: As you know Bob, over a long period of time this company has been focused on expense control and continues to be. I would hope the way that we improve that efficiency ratio is more revenue enhancement than cost reduction, but I do think there is some opportunity here to reduce costs a little bit further. We have given guidance before, $56 million to $58 million expense range. We will probably come back more to the mid $50 [million] range.

<Q - Bob Ramsey>: Okay, great. Thank you, guys.

    Operator: And our next question comes from the site of Frank Schiraldi with Sandler O'Neill. Your line is open.

<Q - Frank Schiraldi>: Just a couple of questions. I just wondered if you can maybe expand a little bit upon that in terms of your priorities and working down the excess capital. So are buybacks something you consider? And then maybe talk a little bit about expansion plans and then possible geographies?

  <A – Scott V. Fainor>: What we have been talking about, Frank, is that we are still looking for high-performing relationship managers in all of the lines of business that we have, and  that goes for banking, insurance, investments and trust in our business model. We have been very good at managing to hire new high-caliber professionals and also to promote from within high performers have been with our company for a while, and that is going to continue to gain traction around organic growth. We also believe that consolidation in the industry will take place and being in a stronger capital position is going to allow us to participate in the consolidation of the industry. But I want to be clear, we're going to be very disciplined about it and we're going to be very methodical around how that capital is deployed so that it’s accretive and that it’s adding value to shareholders and not deteriorating
      it.

  <Q - Frank Schiraldi>: Yeah, I guess looking at the footprint as it stands today, is there any geography that jumps out that you'd be interested in and maybe you don't have the [indiscernible].

  <A – Scott V. Fainor>: We believe, Frank, that the southern region where we have hired some bankers which would be the greater Philadelphia area is an opportunity for us!
      Because we have limited offices in the Philadelphia, Delaware County area, we're going to be very selective on it as well. But that would be one area of growth. And then take a look at the rest of our geographies and look at contiguous counties to those geographies. But definitely the greater Philadelphia area is somewhere that we would like to expand and grow.

  <Q - Frank Schiraldi>: Okay, great. And I just wondered if you had thoughts, maybe your forecast or expectations on when you will see, almost see, net positive loan growth after you sort of worked down the portfolio where you feel that makes sense?

  <A – Michael J. Hughes>: I think if you refer back to the slide that Sandy talked about, our non-classified portfolio is relatively flat. And where we're running against it a little bit compared to others is our focus on reducing classified assets. Some of these classified assets that migrate out of the bank are credits that we prefer to keep and rehabilitate but based upon factors have either refinanced or recapitalized in some other manner.

  So we look at the economic conditions and we talk about the strength of the balance sheet. One thing we don't want to do is go out and compromise our credit underwriting standards to grow loans. So, the market is what it is. To Scott's point, we've hired a lot of quality people. We're going to go after the market, but we're not going to look quarter-to-
  quarter and say we’ve got to grow loans. We’ve got to keep this balance sheet intact.

  <A – Scott V. Fainor>: I also believe, adding to Mike's point, which is right on, that we had a culture here of our first loss was our best loss and we moved problem assets out faster than many others. From our perspective, it was about focusing on National Penn and not worrying about what was going on around us. Now we have been closing the gap between new loans that have been booked versus the problem assets that we’re exiting. We need to close that gap further to get back to loans being flat on the balance sheet, but what we're going to be trying to do is in a very methodical, very disciplined way. Our pipelines right now are comparable - they are comparable to previous quarters - but I'm encouraged and optimistic about the quality of the borrowers that are in those pipelines. And I believe with the right banking teams and now with the quality of our earnings and the strength of our balance sheet, our banking teams are much more enthusiastic and they are much more positive around closing that business sooner. That's the way we're heading.

<Q - Frank Schiraldi>: Okay guys. Thank you.

    Operator: And the next question comes from the site of Damon DelMonte with KBW. Your line is open.

<Q - Damon DelMonte>: Most of my questions have been answered, but could you just maybe provide a little color on loan pricing, I guess on some of the competitive forces that you're seeing out there?

   <A - Scott V. Fainor>: Loan pricing right now is under pressure, because if you're going after the A-rated borrower, the coveted borrower at another bank, all the banks are going to be trying to reduce pricing first. So, we have seen pricing pressure. We have been continuing to try to work around pricing on the relationship and around all the other products and services that we have to offer. We have also been trying to take out more of the executive management [team] on calls to show customers and prospects that they do have a support mechanism that can help to shorten the sales cycle to close the business quicker. But there has been real pricing pressure on credits and we are just going to deal with that on a case-
   by-case basis.

<Q - Damon DelMonte>: Okay, great. So you guys are taking more of a full circle approach on them with the other services that National Bank can offer and not just on a price basis.

   <A – Scott V. Fainor>: Bringing out the strength of the management team to support our bankers, offering more products and services, looking at it more holistically together as a relationship on fee income and the loan side and just trying to close the sales cycle to convert that pipeline and that new business sooner.

  <Q - Damon DelMonte>: Okay, great. And I guess my other question deals with the AOCI [accumulated other comprehensive income] account. It looks like there's about a $13 million swing this quarter. Mike, could you provide a little color as to what that was?

<A – Michael J. Hughes>: Yes. It's really the mark on the available-for-sale investment portfolio. A function of two major categories - municipals have come back somewhat as I think there is less talk about the credit aspect of some of the municipals, and then just with the drop in rates the mortgage backed securities - the prepayment speed has slowed and you've got better unrealized gains in that. So it's related to the investment portfolio.

<Q - Damon DelMonte>: Okay. Great, thank you very much guys.

   Operator: [Operator Instructions] Our next question comes from the site of Mike Shafir from Sterne Agee. Go ahead please.

   <Q - Mike Shafir>: I was wondering maybe, you guys could put a little color around potential thoughts on M&A. And I know you briefly discussed where you’d like to go, but what's a comfortable size for something you would look at? And in terms of the balance sheet itself, would you be more inclined to look at something that's more of a commercial bank, or a thrift, or anything that would be a good fit in terms of geographically speaking?

   <A – Michael J. Hughes>: We think we're proactive in looking at potential opportunities but most of the time it becomes reactive in that you look at the opportunities that present themselves. So, I would not eliminate a thrift. I would say, all things being equal, our preference would be a bank, but certainly I think we would look across the spectrum. When you look at relative size ideally it would be $1 billion or bigger, but we think about franchise value. If we had an in-market deal that was smaller than that, that we could get some synergies out of and accrete the franchise, we'd certainly do it. I think our first criteria we're looking at is earnings per share accretion. When you look at where we are from a capital perspective, there would be some trading, I believe, of capital for future earnings. So, we believe we can lever the balance sheet a little bit in a transaction to accrete earnings per share.

  <A - Scott V. Fainor>: Mike [Shafir], we're going to be looking within the markets we serve and contiguous counties and we're just going to keep an open mind to the size of the institution. Certainly doing something that has more assets than less has the potential of being more accretive, but we're going to keep an open mind and we're going to stay very disciplined as Mike, Sandy and I have said over the past several quarters.

  <Q – Mike Shafir>: When you guys talk about being disciplined, I guess, can you put some parameters around that in terms of what kind of dilution you'd be able to accept, or kind of earn back period, or anything to that effect?

  <A - Michael J. Hughes>: We really haven't given guidance on that. And I think it varies so much deal to deal, and in this environment where we see a lot of looking at multiple of tangible book, and then you have what's the mark on it and what's the level of capital of a seller, I think it's very, very difficult to do. I think to Scott's point, we've been around banking for an extended period of time. We've been disciplined as you can see through what we've done previously. And we really don't have parameters as far as what kind of dilution we’d take to tangible book value or earn back. With our investor base, including Warburg Pincus, we'll be smart investors here, smart acquirers.

  <Q – Mike Shafir>: And then just kind of a housekeeping issue, the tax rate this quarter - is that good moving forward for the next couple of quarters?

  <A - Michael J. Hughes>: That tax rate, as we gave some guidance before, it's based on profitability. We said in the low 20s[%]. It was 19[%] in the first quarter, 23[%] in the second [quarter]. We think it's in that low 20[%] range.

  <Q – Mike Shafir>: Okay. Thanks a lot guys. I appreciate all the clarity.

  Operator: And our next question comes from Andy Stapp with B. Riley and Company. Your line is open.

 <Q - Andy Stapp>: I just have one question left and that's to what degree are you seeing, or what are you seeing, with regard to borrowers of financial statements?

  <A - Sandra L. Bodnyk>: Mixed results, I think we see a lot of the borrowers, the majority of our borrowers, have weathered the cycle, they have repositioned their balance sheet and we are seeing improvement. There are still some borrowers who were in the lower part of the real estate cycle that have hung on for a long time; they're still having stress because housing has not come back. So, there is still some stress in that part of the industry. There is still some stress on consumer businesses; consumer spending has not really come back in this market. But generally speaking the statements are coming in positively.

  <Q - Andy Stapp>: Thank you.

  Operator: And our next question comes from Mac Hodgson with SunTrust Robinson Humphrey. Go ahead please.

  <Q - Mac Hodgson>: Just following up on the M&A question; Scott would you say that activity has picked up, or what's the current state of mind of potential sellers out there? Is there still kind of a price gap?

  <A - Scott V. Fainor>: I think that there is a price and expectation gap yet. I think a lot of banks are trying to continue to navigate through a slow economy. But between Mike, Sandy and I and all of our experiences, as Mike and I have stated before, we continue to build relationships and we're going to continue to focus in on our organic growth in all of our business lines, but be very prepared in case that there is an M&A transaction that we believe fits all of our criteria. I think that it's probably slower to start in 2011, but we believe consolidation in the industry will take place and we believe that National Penn and our management team is well-prepared to be able to participate and be a consolidator of choice on a very disciplined basis.

  <Q – Mac Hodgson>: Great. And I appreciate all the detail on the new hires. Obviously a lot going on that's exciting.  Over what period of time were those new hires added?

  <A – Scott V. Fainor>: I think we stated in the first quarter that we hired 12 people. And then I think if you total all this up, we would say the time period was between 6 to 12 months.

  <Q – Mac Hodgson>: 6 to 12 months, great. And are they fully baked into the current run rate on expenses Mike? Do you expect some expense growth?

  <A – Michael J. Hughes>: No, I think they're pretty much baked in.

  <Q – Mac Hodgson>: Okay. And just to clarify, I think what you said on your expenses earlier, I think you've previously on prior calls said $56 to $58 [million], are you saying now $55
  [million] is a better number near-term for expenses?

   <A – Michael J. Hughes>: We think mid-$50’s [million]. So, probably we’re mid to upper - we're more in that mid-$50 [million] range.

   <Q – Mac Hodgson>: Okay, great. And on the dividend, I think you said you’d continue to evaluate it in 2012. Should we expect you guys like everybody else to target a 30% payout ratio?

   <A - Michael J. Hughes>: I don't think we necessarily have a target 30% ratio. I agree with your comment, a lot of what you see is that 30% range. I think that would be conservative, but I don't think we necessarily have a guideline of 30%.

   <A - Scott V. Fainor>: Also we know that we've stated that enhancing shareholder value is critical to this management team and our Board of Directors and we have that as a focus.
   We're going to keep evaluating the dividend based on our ability to grow our earnings. So, we'll keep updating every quarter.

   <Q – Mac Hodgson>: Great. And just a couple more - good ROA this quarter at over 1%. Can you remind us what kind of a normal ROA has been historically for Nat Penn and how that might change going forward given the environment?

   <A - Michael J. Hughes>: That's sort of a tough one Mac, because of all the things that have changed, both regulatory and the expense burden and some of the impact to other income. If you look back at Nat Penn before the recessionary period they were probably in that 1.20% range. And right now we said at this point in the cycle that we thought a pretty strong earner was at that 1% range. We're at 1.08%. I think it's somewhere in that range and it's a function of economic conditions.  It's a function of asset quality. Really tough to give guidance on long-term ROA.

   <Q – Mac Hodgson>: Sure. And then on - just on the reserve. Your reserves still seems really strong like you guys mentioned, I think 2.7% of loans, especially to the size of non-
   performers which are now pretty low. Remind us how - what sort of loss history goes into the reserve calculation - if you look at kind of previous 12 months or two years. I'm just trying to think about what will bring it down. It seems to me like it could come down materially over the next year or so and maybe I'm just thinking of it incorrectly.

   <A – Michael J. Hughes>: I think the two drivers of the loan loss reserve to a great extent are the level of classified assets and the trend you've seen there. If you look at ours, those have declined by 8% per quarter, 16% over the year. So that's helping us to release some reserve. The second thing is net charge-offs and that does relate to the weighting of a historical loss factor in which current losses get weighted to a higher degree than historical losses. So the two drivers we see are level of classified assets and net charge-off levels.

   <Q - Mac Hodgson>: And so is it is reasonable to assume that the reserve could come down pretty meaningfully though over the next 12 to 18 months?

   <A – Michael J. Hughes>: I wouldn’t be in the ballpark to make that prediction right now.

   <Q - Mac Hodgson>: Okay. Thanks guys.

   Operator: [Operator Instructions]. Our next question comes from Christopher Marinac with Fig Partners. Your line is open.

<Q – Christopher Marinac>: Scott, I want to ask you about acquisitions just from one more angle which was on goodwill. Is there a goodwill tolerance that you, Mike, and the Board have on how much you will or will not take and is there a payback period that is too excessive?

   <A – Michael J. Hughes>: When you look at level of goodwill, Chris, I don't think in all the valuation metrics that come in when you think about purchase accounting, I don't look at an absolute level of goodwill and we don't say that something is too high level or not. Because I think really, at the end of the day, although there is a great focus on multiple of tangible book value and now I understand why, we're more focused on earnings and earnings accretion and internal rate of return. So I would say, as a requirement, are we looking at an absolute level of goodwill? We are not. To the earlier question we had, we're going to trade in this environment capital for future earnings and what's an acceptable payback period. We're going to be very focused on that. We're not about to give a number of years. I think it would relate to so many factors whether it was a small deal, a larger strategic deal.
   So as I said, and Scott has said, we'll be very disciplined in our approach.

  <A – Scott V. Fainor>: Chris, one additional item on M&A that I think we have repeated before is that the industry is going to consolidate in a slow growth market or slow growth in the industry. You're going to have to be relentless on expense reductions and expense management. And that's a discipline that we have, but you're going to have to go after those expense cuts in an acquisition environment pretty heavily.

  <Q – Christopher Marinac>: Okay, great. And then just one question for Sandy - if you look at your historical loss in classifieds, how does that look today compared to what it looked like six and 12 months ago? Is that a declining number and will that be - that will continue to decline?

  <A – Sandra L. Bodnyk>: Yes it's absolutely a shrinking number and it probably mirrors very much the trend you see on the classified chart and on the charge off chart.

  <Q – Christopher Marinac>: Okay so that's an obvious driver to what your provision will look like.

  <A – Sandra L. Bodnyk>: Correct.

  <Q – Christopher Marinac>: Great, okay. Super. Thank you very much guys.

   Operator: It appears we have no further questions at this time I'll now turn the call back over to Mr. Fainor for closing remarks.

Scott V. Fainor, President & Chief Executive Officer

I just want to thank everyone today for joining our second quarter 2011 earnings webcast call. Thank you for all the questions and everyone have a great week and weekend. We'll talk soon. Thank you.

Operator: This concludes today's presentation. You may disconnect at any time. Have a wonderful afternoon.

**END**